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                                                                    EXHIBIT 23.2


              Consent of Independent Certified Public Accountants


The Board of Directors
Torchmark Corporation:


We consent to incorporation by reference in the Registration Statement (No. 333-83411) on Form S-3 dated December 10, 2001, of our report dated January 29, 1999, except for note 18 which is as of February 10, 1999 relating to the consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows and related schedules of Torchmark Corporation and Subsidiaries for the year ended December 31, 1998, which appears in the December 31, 2000 Annual Report on Form 10-K of Torchmark Corporation and to the reference of our firm under the heading "Experts" in the prospectus.


                                         /s/   KPMG LLP


Birmingham, Alabama
December 10, 2001